Exhibit 10.1
REPURCHASE AGREEMENT

THIS REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 29, 2015 (the “Effective Date”) by and among GREEN COURTE REAL ESTATE PARTNERS II, LLC, a Delaware limited liability company (“Fund 2”), GCP FUND II REIT, LLC, a Delaware limited liability company (“Fund II REIT”), GCP FUND II ANCILLARY HOLDING, LLC, a Delaware limited liability company (“Fund 2 Holding” and, together with Fund 2 and Fund II REIT, the “Green Courte Entities”), and SUN COMMUNITIES, INC., a Maryland corporation (“Sun”).
RECITALS:

A.The Green Courte Entities hold an aggregate of 5,926,322 shares of Sun’s issued and outstanding 6.50% Series A-4 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A-4 Preferred Shares”).
B.    For a limited period of time, Sun desires to repurchase any or all of the Series A-4 Preferred Shares held by the Green Courte Entities or any of their permitted assignees in accordance with the terms of this Agreement.
C.    The Green Court Entities intend to distribute their Series A-4 Preferred Shares to their respective members in reliance on Sun’s repurchase obligation as set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties agree as follows:
1.Sale Right
1.1    Sale Right.
At any time on or before the Termination Date (as defined below), the Green Courte Entities and any subsequent holder of Series A-4 Preferred Shares (each a “Holder”) shall have the right (but not the obligation) to require Sun to purchase any or all of the Series A-4 Preferred Shares held by such Holder (the "Sale Right") for the Sale Price (as defined below). In order to exercise the Sale Right, a Holder must deliver on or before the Termination Date a properly completed and duly executed Letter of Transmittal (in the form attached hereto as Exhibit A) (“Letter of Transmittal”) to Computershare Trust Company, N.A. (the “Depositary”), in accordance with the instructions set forth in the Letter of Transmittal. All Letters of Transmittal shall be irrevocable upon receipt by the Depositary. The Sale Right shall expire and be of no further force or effect after the Termination Date.
1.2    Closing
On the Termination Date, Sun shall own all Transferred Shares, free and clear of all liens, claims and encumbrances, and the Depositary shall transfer ownership of the Transferred Shares to Sun on the stock ledger maintained by the Depositary and no later than two business days thereafter Sun shall pay, or cause the Depositary to pay, the Sale Price for the Transferred Shares in cash to the Holders at the addresses set forth in the applicable Letters of Transmittal.
1.3    Definitions.
For purposes of this Agreement, the following terms have the following meanings:
“Sale Price” means $31.08 per Series A-4 Preferred Share (consisting of a price of $30.90 plus $0.18 for accrued and unpaid distributions from and including June 30, 2015 to, but not including, the Termination Date), less any applicable withholding taxes and without interest.
“Termination Date” means 5:00 p.m., New York City time, on August 10, 2015.
“Transferred Shares” means all Series A-4 Preferred Shares sold, assigned and transferred to Sun pursuant to properly completed and duly executed Letters of Transmittal (and any other documents required thereunder) received by the Depositary on or before the Termination Date.
2.    Representations and Warranties
2.1    Representations and Warranties of Green Courte Entities
The Green Courte Entities, jointly and severally, represent and warrant to Sun as of the Effective Date, and as of the Termination Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Sun in connection herewith:
(a)    This Agreement is the legal, valid and binding obligation of each of the Green Courte Entities, enforceable against each in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(b)    The Green Courte Entities have full right, power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each person who executes this Agreement and other documents and instruments in connection herewith for or on behalf of a Green Courte Entity has or will have due power and authority to so act.
(c)    Each of the Green Courte Entities: (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended; (ii) has the financial ability to bear the economic risk of an investment in the Series A-4 Preferred Shares, has adequate means of providing for his, her or its current needs and contingencies, has no need for liquidity in such investment and could afford a complete loss of such investment; and (iii) has extensive knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of exercising the Sale Right and of his, her or its investment in the Series A-4 Preferred Shares. Upon transfer of the Series A-4 Preferred Shares to another Holder, such Holder will: (x) to the knowledge of the Green

Courte Entities, be an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended; (y) to the knowledge of the Green Courte Entities, have the financial ability to bear the economic risk of an investment in the Series A-4 Preferred Shares, have adequate means of providing for his, her or its current needs and contingencies, have no need for liquidity in such investment and be able to afford a complete loss of such investment; and (z) have extensive knowledge and experience in financial and business matters and will be capable of evaluating the merits and risks of exercising the Sale Right and of his, her or its investment in the Series A-4 Preferred Shares.
2.2    Representations and Warranties of Sun
Sun represents and warrants to the Green Courte Entities as of the Effective Date, and as of the Termination Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Green Courte Entities in connection herewith:
(a)    This Agreement is the legal, valid and binding obligation of Sun, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles.
(b)    Sun has full right, power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each person who executes this Agreement and other documents and instruments in connection herewith for or on behalf of Sun has or will have due power and authority to so act.
3.    Miscellaneous Provisions
3.1    Entire Agreement
This Agreement (together with the exhibits hereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Green Courte Entities and Sun with respect to the subject matter hereof. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.
3.2    Notices
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by email (provided that email receipt is electronically confirmed), to the respective parties hereto at the following addresses

(or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.2):
If to the Green Courte Entities:

c/o Green Courte Partners, LLC
840 South Waukegan Road, Suite 222
Lake Forest, Illinois 60045
Attention: James Goldman, Vice Chairman
email: JimGoldman@greencourtepartners.com

With required copies to:

Green Courte Partners, LLC
840 South Waukegan Road, Suite 222
Lake Forest, Illinois 60045
Attn: Kelly Stonebraker, Managing Director and General Counsel
email: KellyStonebraker@greencourtepartners.com

And to

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attn: David Sickle
email: david.sickle@dlapiper.com

If to Sun:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
email: gshiffman@suncommunities.com

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Mr. Arthur A. Weiss
email: aweiss@jaffelaw.com

3.3    Cooperation
The parties agree to take such further actions and to execute and deliver such further documents, agreements and instruments as may be reasonably necessary or appropriate to carry out the purposes of this Agreement.
3.4    Amendments
This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Green Courte Entities and Sun.
3.5    Benefits
This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and permitted assigns. Sun understands that, immediately after the Effective Date, the Green Courte Entities intend to distribute the Series A-4 Preferred Shares to the direct or indirect members of the Green Courte Entities. In connection with such distribution, the Green Courte Entities may assign their rights under this Agreement (including the Sale Right) to the assignees of the Series A-4 Preferred Shares pursuant to an assignment in form and substance reasonably acceptable to Sun. Except as otherwise permitted under this Section 3.5, no party may assign this Agreement or any rights or obligations hereunder without the express prior written consent of the other parties hereto, and any purported or attempted assignment without such consent shall constitute an event of default hereunder by the assigning party.

3.6    Applicable Law
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Several of the parties to this Agreement were organized in the State of Delaware, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including matters of construction, validity and performance of this Agreement and all obligations arising hereunder.
3.7    Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile, electronic or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Repurchase Agreement as of the date first written above.

SUN:

SUN COMMUNITIES, INC. a Maryland corporation

By: /s/ Karen J. Dearing Name: Karen J. Dearing Its: Executive Vice President and Chief Financial Officer

GREEN COURTE ENTITIES:

GREEN COURTE REAL ESTATE PARTNERS II, LLC, a Delaware limited liability company

By:	GCP Managing Member II, LLC, a Delaware limited liability company, its Managing Member

By: /s/ James R. Goldman
Name:     James R. Goldman
Its: Managing Director

GCP FUND II REIT, LLC, a Delaware limited liability company

By:	GCP Managing Member II, LLC, a Delaware limited liability company, its Managing Member

By: /s/ James R. Goldman
Name:     James R. Goldman
Its: Managing Director

GCP FUND II ANCILLARY HOLDING, LLC, a Delaware limited liability company

By:	Green Courte Real Estate Partners II, LLC, a Delaware limited liability company, its Manager

By:	GCP Managing Member II, LLC, a Delaware limited liability company, its Managing Member

By: /s/ James R. Goldman
Name:     James R. Goldman
Its: Managing Director